Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements on Form S-3 (Nos. 333-58743, 333-81503, 333-124024, and 333-155855) of Staples, Inc. and

2)
Registration Statements on Form S-8 (Nos. 333-36713, 333-36715, 333-39991, 333-39993, 333-64545, 333-73383, 333-87971, 333-68428, 333-68430, 333-68432, 333-116644, 333-128449, 333-153405, 333-159875, 333-167378 and 333-178383) of Staples, Inc.;

of our reports dated March 6, 2014, with respect to the consolidated financial statements and schedule of Staples, Inc. and the effectiveness of internal control over financial reporting of Staples, Inc., included in this Annual Report (Form 10-K) for the year ended February 1, 2014.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 6, 2014